Authorization for Attorneys-in-Fact to Sign the Registration Statements on Behalf of the President (Chief Executive Officer) and the Treasurer (Chief Financial Officer)

VOTED:	That the President (Chief Executive Officer) and the Treasurer (Chief Financial Officer) of The Advisors’ Inner Circle Fund III are granted the authority to execute a power of attorney in favor of other appropriate persons, as determined by such officers, for the purpose of signing any or all Registration Statements.